SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


Vina Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


92719D100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


December 31st 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)(3)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 92719D100                           13G           Page  2 of 8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     LONDON PACIFIC LIFE & ANNUITY COMPANY
     I.R.S. NO: 68-0202880 OF REPORTING PERSON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     NORTH CAROLINA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           535,715
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,044,402
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         535,715
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,044,402
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,044,402
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92719D100                           13G           Page  3 of 8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     LPIMC INSURANCE MARKETING SERVICES
     I.R.S. NO: 68-0194007 OF REPORTING PERSON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     CALIFORNIA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           100,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,044,402
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         100,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,044,402
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,044,402
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    92719D100                       13G            Page  4 of 8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     BERKELEY INTERNATIONAL CAPITAL LIMITED   I.R.S. N/A OF REPORTING PERSON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     GUERNSEY CHANNEL ISLANDS
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           178,571
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,044,402
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         178,571
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,044,402
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,044,402
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92719D100                          13G            Page  5 of 8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     LONDON PACIFIC ASSURANCE LIMITED   I.R.S. N/A OF REPORTING PERSON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     JERSEY CHANNEL ISLANDS
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,230,116
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,044,402
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,230,116
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,044,402
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,044,402
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92719D100                         13G              Page  6 of 8  Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:


 VINA TECHNOLOGIES, INC.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

39745 Eureka Drive
Newark, CA 94560
US

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

1. LONDON PACIFIC LIFE & ANNUITY COMPANY (LPLAC)
2. LPIMC INSURANCE MARKETING SERVICES   (LPIMC)
3. BERKELEY INTERNATIONAL CAPITAL LIMITED (BICL)
4. LONDON PACIFIC ASSURANCE LIMITED (LPAL)
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1. LPLAC - 3100 POPLARWOOD COURT, SUITE 300, RALEIGH, NC 24604
2. LPIMC - 1755 CREEKSIDE OAKS DRIVE, SACRAMENTO, CA 95816
3. BICL -  MINDEN HOUSE, 6 MINDEN PLACE, ST HELIER, JERSEY, JE2 4WQ, C.I.
4. LPAL -  MINDEN HOUSE, 6 MINDEN PLACE, ST HELIER, JERSEY, JE2 4WQ, C.I.
________________________________________________________________________________
Item 2(c).  Citizenship:
1. LPLAC - NORTH CAROLINA
2. LPIMC - CALIFORNIA
3. BICL -  GUERNSEY, CHANNEL ISLANDS
4. LPAL -  JERSEY, CHANNEL ISLANDS
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

COMMON STOCK

________________________________________________________________________________
Item 2(e).  CUSIP Number:


92719D100
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No.  92719D100                         13G           Page  7 of  8  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: SEE ITEMS 5-11 OF COVER PAGE


     (b)  Percent of class:


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,


          (ii)  Shared power to vote or to direct the vote                     ,


          (iii) Sole power to dispose or to direct the disposition of          ,


          (iv)  Shared power to dispose or to direct the disposition of



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


         NOT APPLICABLE

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         NOT APPLICABLE

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        THE SCHEDULE 13G IS FILED BY LONDON PACIFIC GROUP LIMITED
         ON BEHALF OF

        1.LONDON PACIFIC LIFE & ANNUITY COMPANY
        2.LPIMC INSURANCE MARKETING SERVICES
        3.BERKELEY INTERNATIONAL CAPITAL LIMITED
        4.LONDON PACIFIC ASSURANCE LIMITED
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         NOT APPLICABLE
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         NOT APPLICABLE

________________________________________________________________________________
Item 10.  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 8 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                January 9th 2002
                                        ----------------------------------------
                                                     (Date)

1. LPLAC -                              By /s/ Susan Y. Gressel
                                        ----------------------------------------
                                        Susan Y. Gressel
                                        Vice President and Treasurer
                                        London Pacific Life & Annuity Company
                                        ----------------------------------------
                                                      (Name/Title)

2. LPIMC -                              By /s/ Susan Y. Gressel
                                        ----------------------------------------
                                        Susan Y. Gressel
                                        Vice President and Treasurer
                                        LPIMC Insurance Marketing Services
                                        ----------------------------------------
                                                      (Name/Title)

3. BICL -                                By /s/ Ronald W. Green
                                        ----------------------------------------
                                        Ronald W. Green
                                        Director - Berkeley International
                                                   Capital Limited
                                        ----------------------------------------

                                                     (Name/Title)
4. LPAL -                                By /s/ Ronald W. Green
                                        ----------------------------------------
                                        Ronald W. Green
                                        Director - London Pacific
                                                   Assurance Limited
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).